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                                                                  Exhibit 10.4


                 2005 BONUS PLAN FOR CERTAIN KEY EMPLOYEES

     The Company has a discretionary bonus program under which exempt salaried employees (other than the Chairman and the CEO) may be paid bonuses based on a percentage of base annual salary. The bonus percent is based on a variety of guidelines including the performance levels of the respective business units measured by earnings before tax. The Chairman and the CEO participate in this plan, however their bonuses are specifically determined by the Compensation Committee of the Board of Directors. Effective as of December 26, 2004, the Board of Directors adopted an annual bonus plan designed to comply with the performance-based compensation exemption from
Section 162(m) of the Internal Revenue Code. If the Company's stockholders approve this plan, the Chairman and CEO would not participate in the discretionary bonus program in 2005.









































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